UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 11, 2016
(Date of earliest event reported)

FEDERATED NATIONAL HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	000-25001	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14050 NW 14 Street, Suite 180
Sunrise, FL	33323
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 293-2532

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Hurricane Matthew has impacted Florida and South Carolina, states in which Federated National Insurance Company (“Federated National”) writes property insurance.  Federated National has deployed the appropriate resources to the affected areas to best serve our policyholders in their time of need.

Federated National currently estimates that its aggregate gross liabilities as a result of Hurricane Matthew, which will be paid out in the coming months, will be approximately $77 million.   Federated National believes that its losses, net of reinsurance, should not exceed $18.45 million and may be as low as $8 million.

Hurricane Matthew impacted Florida on Thursday, October 6, 2016 and Friday, October 7, 2016 as a Category 4 hurricane.  The storm bands affected most of Florida, with the most extreme conditions being on the state's east coast.  Federated National's initial loss estimate in Florida is $75 million in gross losses, with $18.45 million in net losses retained after credit for reinsurance.  This loss estimate is well below our total first event reinsurance protection limit of $1.58 billion.

Hurricane Matthew also impacted South Carolina on Saturday, October 8, 2016 as a Category 2 hurricane.  Federated National's initial loss estimate in South Carolina is $2 million in gross losses.  Federated National's losses in South Carolina are covered as part of Federated National's reinsurance program that also covers Florida, as described above, and in addition has a separate reinsurance agreement to cover losses incurred outside of Florida from $8 million to $18.45 million.

Although Hurricane Matthew impacted multiple states, Federated National's total net retention should not increase beyond $18.45 million because Federated National has obtained a separate reinsurance agreement covering states other than Florida.  The combined effect of this additional separate reinsurance agreement to Federated National’s reinsurance program could potentially, though not probable, reduce Federated National's net losses from the storm in all states to as low as $8 million, depending on the level of losses outside of Florida.

Monarch National Insurance Company’s losses in connection to this hurricane are currently expected to be immaterial.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED NATONAL HOLDING COMPANY

Date: October 11, 2016	By: /s/ Michael H. Braun
Name: Michael H. Braun
Title: Chief Executive Officer
(Principal Executive Officer)